Bigfoot Project Investments Hires Veyo Partners

Bigfoot Project Investments Inc. is pleased to announce it hired Veyo Partners as a non-exclusive financial advisor. Veyo Partners is a merchant banking and business advisory firm.

On November 30, 2017, the Bigfoot Project Investments Inc. (OTC Pink: BGFT) (the “Company”) entered into a non-exclusive corporate financial advisory agreement (the “Advisory Agreement”) with a financial advisory firm Veyo Partners LLC, a Delaware limited liability company (“Veyo”). Pursuant to the terms of the Advisory Agreement, the Company pays an initial engagement fee of eight million shares of restricted common stock and then a monthly fee of $10,000, with at least $3,000 being paid in cash and the remainder being paid in unregistered and restricted securities (bearing an appropriate restrictive legend). The Advisory Agreement also has an acquisition fee equal to eight percent (8%) of the enterprise value of any acquisition that is introduced to the Company by Veyo.

Bigfoot Project Investments CEO Tom Biscardi says “Hiring Veyo Partners is an investment in our future and will bring us to the peak of success as a company.”

About Veyo

Veyo https://www.veyopartners.com is a merchant banking and business advisory firm with a focus on small public companies with market capitalizations under $500 million, and with private companies with aspirations to uplist to NASDAQ or the NYSE. They advise clients on navigating the complexities of the public markets and implement proper controls and risk management strategies.

About the Company

The Company is an enterprise organized for the purpose of finding, documenting and collecting evidence of the existence of the creature known as Bigfoot, in direct connection with this purpose is the development and production and distribution of documentary and fictional films about the creature.